EXHIBIT 2.1

PURCHASE AND ASSUMPTION AGREEMENT

by and between

CITIZENS TRUST BANK

Atlanta, Georgia

and

THE PEOPLES BANK

Lithonia, Georgia

Dated as of December 10, 2008

i

4.2 Execution and Delivery	16
4.3 Compliance with Laws, Permits and Instruments	16
4.4 Litigation	16
4.5 Consents	16
4.6 Brokerage Fees	16
4.7 Regulatory Conditions	17
4.8 Representations Not Misleading	17

ARTICLE 5 COVENANTS OF SELLER	17
5.1 Reasonable Efforts	17
5.2 Information for Governmental Applications	17
5.3 Redesignation of Main Office	17
5.4 Required Acts of the Seller	17
5.5 Prohibited Acts of the Seller	18
5.6 Access; Pre-Closing Investigation	19
5.7 Additional Financial Statements	20
5.8 Deposit Information	20
5.9 EDP Conversion	20
5.10 Appraisal of Real Property	20
5.11 Communications with Employees	20
5.12 Untrue Representations	20
5.13 Notice of Adverse Changes, Litigation and Claims	21
5.14 No Disclosure or Negotiation with Others	21
5.15 Notices to Customers	21

ARTICLE 6 COVENANTS OF BUYER	22
6.1 Reasonable Efforts	22
6.2 Regulatory Approvals	22
6.3 Notice of Adverse Changes, Litigation and Claims	22
6.4 Change of Name, Notice to Customers	22
6.5 Use of Name	22

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	23
7.1 Compliance with Representations, Warranties and Agreements	23
7.2 Necessary Corporate Actions	23
7.3 Governmental Approvals	23
7.4 No Litigation	23
7.5 Redesignation	24
7.6 No Material Adverse Change	24
7.7 Consents of Third Parties	24
7.8 Nature of Deposits	24
7.9 Amount of Deposits	24
7.10 Documentation	24

ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	24
8.1 Compliance with Representations, Warranties and Agreements	24
8.2 Necessary Corporate Actions	25
8.3 Governmental and Other Approvals	25
8.4 No Litigation	25

8.5 Documentation	25

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS; INDEMNIFICATION.	25
9.1 Survival	25
9.2 Indemnification by the Seller	26
9.3 Indemnification by the Buyer	26
9.4 Limit on Indemnities	27
9.5 Defense of Claims	27
9.6 Losses Net of Insurance	28
9.7 Assignment of Claims	28
9.8 Mitigation	29
9.9 Tax Treatment of Indemnity Payments	29

ARTICLE 10 OPERATIONAL AGREEMENTS	29
10.1 Replacement of Customer Check Stock and ATM Cards	29
10.2 Payment of Checks, Drafts, and Orders	29
10.3 Clearing Items	30
10.4 Returned Items	30
10.5 Data Processing and Utilities	30
10.6 Compliance with Garnishments and Similar Orders	31
10.7 Direct Deposit Arrangements	31
10.8 Direct Debit Arrangements	31
10.9 Plan Accounts	31
10.10 Final Statements	31
10.11 Documents for Plan Accounts	32
10.12 Interest Reporting and Withholding	32
10.13 Other Items	32
10.14 Safe Deposit Box and Safekeeping Business	32
10.15 Repurchase of Overdrafts; Put Option	33
10.16 Noncompetition Agreement	33
10.17 Books and Records	34
10.18 Optical Disk Records	34
10.19 Taxes	34

ARTICLE 11 EMPLOYEE MATTERS	35
11.1 Notice to Employees and Information	35
11.2 Offer of Employment	35
11.3 Costs of Termination	36
11.4 Communications	36
11.5 The Seller’s Retention of Liabilities	36
11.6 No Third Party Beneficiaries	36

ARTICLE 12 TERMINATION AND ABANDONMENT	36
12.1 Right of Termination	36
12.2 Notice of Termination	37
12.3 Effect of Termination	37
12.4 Termination Payment	37

ARTICLE 13 MISCELLANEOUS	38
13.1 Entire Agreement	38
13.2 Multiple Counterparts	38
13.3 Amendment	38
13.4 Notices	38
13.5 Binding Effect	39
13.6 Governing Law	39
13.7 Attorneys’ Fees and Costs	39
13.8 Severability	39
13.9 Assignability	39
13.10 Rules of Construction	40
13.11 Expenses	40
13.12 Waiver	40
13.13 Specific Performance	40
13.14 Public Disclosure	40
13.15 Confidential Information	41
13.16 Waiver of Jury Trial; Dispute Resolution	41
13.17 Time of the Essence	41

Exhibits

Exhibit A	—	Closing Settlement Amounts

Exhibit B	—	Warranty Deed

Exhibit C	—	Bill of Sale

Exhibit D	—	Assignment and Assumption Agreement

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of December, 2008 by and between Citizens Trust Bank, a Georgia state bank having its main office in Atlanta, Georgia (the “Buyer”), and The Peoples Bank, a Georgia state bank having its main office in Lithonia, Georgia (the “Seller”).

RECITALS:

WHEREAS, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase certain assets from the Seller associated with the Seller’s current main office located at 3065 Stone Mountain Street, Lithonia, Georgia 30058 (the “Branch”) and to assume certain liabilities of the Seller associated with the Branch as hereinafter described on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

ARTICLE 1
SALE AND PURCHASE OF CERTAIN ASSETS
AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

1.1           Sale of Assets.  On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.6), the Buyer shall purchase from the Seller and the Seller shall sell, convey, assign, transfer and deliver to the Buyer all of the rights, title, and interests of the Seller in and to the following assets of the Branch as a going concern, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever (other than liens for taxes not yet due, referred to herein as “Permitted Liens”), except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

A.            All cash on hand at the Branch as of the close of business on the Closing Date including vault cash, automated teller machine (“ATM”) cash, petty cash, tellers’ cash and cash items in the process of collection (the “Cash on Hand”).  At the Closing, the Seller shall deliver to the Buyer a schedule in the form of Schedule 1.1A including the amount and location of the Seller’s Cash on Hand as of the close of business on the date preceding the Closing Date.

B.            All overdraft loans made by the Seller to Depositors (as defined in Section 1.3A) pursuant to an overdraft line of credit associated with such Depositors’ accounts (the “Overdrafts”), plus accrued but unpaid interest thereon;

C.            The real property on which the Branch is located and all improvements to such property, purchased, installed or constructed by or on behalf of the Seller and used in connection with the operation or maintenance of the Branch, without limitation, buildings, structures, parking facilities and drive-in teller facilities (the “Real Property”);

D.            All furniture, fixtures, equipment and other tangible personal property, other than as set forth on Schedule 1.1D, owned by the Seller and located at the Branch or affixed to the Real Property at which the Branch is located, exclusive of (i) all signage and (ii) the contents of safe deposit boxes (the “Personal Property”);

E.             All rights of the Seller under safe deposit contracts and leases for the safe deposit boxes located at the Branch as of the Effective Time, to the extent assignable (the “Safe Deposit Contracts”);

F.             All rights of the Seller under the contracts and agreements set forth on Schedule 1.1F (the “Assumed Contracts”), which shall include all assignable contracts, agreements and other obligations to which the Seller is a signatory and which may not be terminated by the Seller on thirty (30) days’ notice without penalty that relate specifically to the operation of the Branch, other than those related to Deposits or Safe Deposit Contracts, including, without limitation, service contracts, maintenance contracts, consulting contracts, agency agreements and licensing agreements (but excluding contracts that relate to the Seller’s bank operations generally);

G.            All rights of the Seller under express or implied warranties given or made in connection with the Assets, to the extent assignable, if any; and

H.            All books, records (including computer records), files and documentation relating to the Assets and the Liabilities in the form and manner kept by the Seller, including without limitation, in electronic format (the “Records”), including, but not limited to:

(i)            Signature cards, orders and contracts between the Seller and its depositors, and records of similar character; and

(ii)           The Safe Deposit Contracts and the Assumed Contracts.

It is understood that certain of the Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media.  The Seller shall also provide all electronic media, including contact lists and emails, related to the Assets.  Further, it is understood that certain historical records are available only on optical disk and are intermingled with other records of the Seller (the “Optical Disk Records”).  The Optical Disk Records will remain in the possession of the Seller; after the Closing Date, the Seller will provide printed copies of information contained in the Optical Disk Records pursuant to Section 10.18 of this Agreement.

The Buyer shall succeed to all rights, title, benefits and interests in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits there from as if the Buyer had itself acquired such assets.

1.2           Assets to be Retained by the Seller.  The Seller shall retain all of its assets not expressly purchased by the Buyer pursuant to Section 1.1, including, but not limited to (i) all investment securities owned by the Seller; (ii) all of the Seller’s investments in the Seller’s affiliates and subsidiaries; (iii) all other real estate owned by the Seller or carried as in substance foreclosures that are associated with the Branch (if any); (iv) all repossessed personal property owned by, or in the possession of, the Seller; (v) all of the Seller’s life insurance policies; (vi) all loans or participations in loans that are not Loans, including any loans previously charged-off by the Seller; (vii) all loan assets and records associated therewith; (viii) all deferred tax assets; (ix) all intangible assets, including goodwill and mortgage servicing rights, of the Seller; (x) all rights to the name “The Peoples Bank” and any of the Seller’s corporate logos, trademarks, trade names, signs, paper stock, monetary instruments (including, but not limited to, traveler’s checks and cashier’s checks), forms and other supplies containing any such logos, trademarks or trade names; (xi) all customer and merchant credit card accounts; (xii) all trust assets and trust accounts; and (xiii) any other assets listed on Schedule 1.2 (collectively, the “Excluded Assets”).  The Seller shall coordinate with the Buyer to remove the Excluded Assets from the Branch prior to the Effective Time.  The Seller shall remove the Excluded Assets at its own cost and will be responsible for making any repairs necessitated by the Seller’s removal of the Excluded Assets.

1.3           Assumption of Liabilities of the Seller.  At the Closing, subject to the conditions contained herein, the Seller shall transfer and assign to the Buyer, and the Buyer shall assume, pay for, perform and discharge from and after the Effective Time, as and when due and payable, the following liabilities of the Seller attributable to the Branch and reflected on the books and records of the Seller (all of which are collectively referred to herein as the “Liabilities”):

A.            All deposits associated with the Branch as of the Effective Time (the “Deposits”), and accrued and unpaid interest thereon through the Effective Time (“Accrued Interest”), together with all duties and obligations of the Seller associated therewith, including, but not limited to, the agreements with customers associated with the Deposits (the “Deposit Agreements;” the holders of record of the Deposits are hereinafter referred to as the “Depositors”), subject to the provisions of this Section 1.3A.  Schedule 1.3A sets forth the deposits held at the Branch as of July 14, 2008.  The Deposits shall not include (i) any deposits of depositors not located within the zip codes listed on Appendix A  (the “Local Service Area”) to this Agreement, which shall be retained by the Seller, other than those deposits from outside the Local Service Area that (y) are included in the deposits listed on Schedule 1.3A or (z) are otherwise specifically approved by the Buyer, (ii) any direct deposits of Persons Banking Co., Inc. or any of its affiliates or subsidiaries (other than officers of the Branch who will be Assumed Employees (as defined in Section 11.2)); (iii) any deposits of the officers or directors of Persons Banking Co., Inc., or the deposits of any of the officers and directors of any of its affiliates and subsidiaries (other than officers of the Branch); (iv) deposits which are pledged to secure loans of the Seller, which are marked on Schedule 1.3A; and (v) any deposit accounts that have become or are deemed “dormant” or “closed” accounts by the Seller; provided, however, in the event that the weighted average annual percentage yield payable by the Seller on the deposits that would otherwise be assumed  pursuant to this Section 1.3A as of the Closing Date exceeds two and seven-tenths percent (2.70%), the Buyer may, in its sole discretion, elect not to assume certain of such deposits necessary to reduce the weighted average annual percentage yield payable on the Deposits as of the Closing Date to two and seven-tenths percent (2.70%);

B.            All liabilities, duties and obligations of the Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts; and

C.            All liabilities, duties and obligations of the Seller under the Assumed Contracts.

The Buyer shall succeed to all obligations and liabilities of the Seller to the extent included in the Liabilities as of the Effective Time, and shall be liable from then and thereafter to pay, discharge and perform all of the Liabilities as if the Buyer had itself incurred such obligations and liabilities, and the Buyer shall succeed to all rights, offsets and defenses of the Seller in connection therewith.  For purposes of this Agreement, the term “deposit” shall include, but not be limited to, all uncollected items included in the depositors’ balances and credited on the books of the Seller, and shall have the meaning identical to that defined in section 3(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(l).

1.4           Liabilities to be Retained by the Seller.  The Seller shall retain all of its liabilities or obligations not expressly assumed by the Buyer pursuant to Section 1.3, including, but not limited to:

A.            All real estate taxes on other real estate and properties carried as in substance foreclosures of the Seller, all sales and use, social security and unemployment taxes withheld or collected from employees or customers and all accounts payable and operating expenses, whether or not accrued, for products or services incurred prior to the Effective Time including, but not limited to, salaries, attorneys’ fees and telephone, utility, advertising and public relations expenses, except that to the extent that an adjustment to the purchase price hereunder is made in respect of any such liability or obligation, the Buyer shall assume all liability with respect thereto;

B.            All real estate taxes on the Branch banking facility attributable to the portion of the year the Seller owns such facility;

C.            Liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against the Seller and arising, commenced or resulting from the operations of the Branch prior to the Effective Time; and

D.            The Seller’s cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to Closing, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks.

1.5           Purchase Price and Payment.

A.            At the Closing, the Seller shall transfer to the Buyer cash in the amount equal to the difference between (a) the amount of (i) the Deposits; plus (ii) Accrued Interest; plus (iii) Accrued Expenses (as provided in Section 1.8) minus (b) the sum of

(i) an amount equal to the principal balance plus accrued but unpaid interest of the Overdrafts as of the Closing Date; plus (ii) an amount equal to the Cash on Hand; plus (iii) the amount of Prepaid Expenses as provided in Section 1.8; plus (iv) an amount equal to the value (the “Appraised Value”) of the Real Property as determined in an appraisal by an appraiser (the “Designated Appraiser”) to be designated by Walter G. Moeling IV; plus (v) the aggregate book value, net of accumulated depreciation, of the Personal Property; plus (vi) the Premium (as defined below).

B.            The “Premium” shall mean $3,500,000, subject to adjustment as described in this Section 1.5B, in cash.  If the average amount (the “Average Deposit Amount”) of the Deposits as of the close of business for the fifteen (15) calendar days prior to the Closing is less than $51,556,911, the amount of the Premium to be paid at the Closing shall be reduced by an amount equal to six and eight-tenths percent (6.8%) of the difference between $51,556,911 and Average Deposit Amount.  If the Average Deposit Amount is greater than $51,556,911, the amount of the Premium to be paid at the Closing shall be increased by an amount equal to six and eight tenths percent (6.8%) of the difference between the Average Deposit Amount and $51,556,911.

C.            The Seller shall provide to the Buyer within three (3) business days prior to the Closing Date a preliminary schedule of Closing settlement amounts substantially in the form attached hereto as Exhibit A showing in reasonable detail the calculation of the payments to be made at Closing, including any adjustments made in respect of the Preliminary Balance Sheet described in Section 1.7 below.

1.6           The Closing, the Closing Date and the Effective Time.  The sale and purchase of the Assets and the assumption of the Liabilities pursuant to this Agreement (the “Closing”) shall occur on a date mutually acceptable to the Seller and the Buyer as soon as practicable following the satisfaction or waiver of all conditions precedent set forth in Article 7 and Article 8.  The Closing shall be held at the offices of Hunton & Williams LLP, Bank of America Plaza, Suite 4100, 600 Peachtree Street, NE, Atlanta, Georgia, unless another place is mutually agreed upon by the Buyer and the Seller.  The date of the Closing is referred to herein as the “Closing Date.”  The effective time (the “Effective Time”) shall be 5:00 p.m., local time, on the Closing Date or such other time as the Buyer and the Seller shall mutually agree.  The Buyer and the Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

1.7           Preliminary Balance Sheet and Final Balance Sheet.  On the Closing Date, the Seller shall present the Buyer with a list of the balances of the Assets and the Liabilities as of a date three (3) business days prior to the Closing Date, certified by the Chief Executive Officer or Chief Financial Officer of the Seller (acting in his or her capacity as an officer of the Seller and not individually) to be true and correct in all material respects as of the date reflected thereon (the “Preliminary Balance Sheet”), and the parties will calculate all amounts pursuant to Section 1.5 in accordance with the amounts reflected on the Preliminary Balance Sheet.  Within thirty (30) days following the Closing Date, the Seller shall present the Buyer with a list of the balances of the Assets and the Liabilities as of the Effective Time, certified by the Chief Executive Officer or Chief Financial Officer of the Seller (acting in his or her capacity as an officer of the Seller and not individually) to be true and correct as of the date reflected thereon

(the “Final Balance Sheet”).  Additionally, the Seller shall deliver to the Buyer a list of the Deposits assumed, which list shall be appended to the Assignment and Assumption Agreement, as set forth on Exhibit D, (the “Assignment and Assumption Agreement”).  Subject to rights of indemnification pursuant to Article 9, the Final Balance Sheet shall become final and binding on the Buyer and the Seller ten (10) business days after its delivery to the Buyer, unless the Buyer gives written notice to the Seller of its disagreement with respect to any item included in such statement.  The Seller and the Buyer shall use reasonable efforts to resolve the disagreement during the ten (10) business day period following receipt by the Seller of the notice.  If the disagreement is not resolved during such ten (10) business day period, Nichols Cauley & Associates, LLC, or such other accounting firm as the Buyer and the Seller shall mutually select, shall resolve such dispute, and such Final Balance Sheet shall be modified by any such resolution, whereupon the Final Balance Sheet shall become final and binding.  When the Final Balance Sheet becomes final and binding, an appropriate adjusting settlement payment from the Seller to the Buyer or from the Buyer to the Seller, as the case may be, will be made together with accrued interest calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such adjusting settlement payment.

1.8           Adjustments.  All prepaid operating expenses and fees at or prior to the Effective Time, including, without limitation, wages, salaries, deposit insurance premiums, utility payments, telephone charges, property taxes, other ordinary operating expenses of the Branch and other expenses related to the Assets or Liabilities, shall be prorated between the parties as of the Effective Time.  All amounts prepaid relating to Safe Deposit Contracts or agreements shall be prorated through the Effective Time, and all deposits paid thereon, if any, shall be paid to the Buyer.  Notwithstanding the Seller’s normal practices and procedures, to the extent that the Seller has paid expenses that are expenses allocable to the Buyer pursuant to this Section, such expenses shall appear as “Prepaid Expenses” on the Preliminary Balance Sheet, or, if not allocable as of the date the Preliminary Balance Sheet is calculated (the “Preliminary Balance Sheet Date”), on the Final Balance Sheet.  Notwithstanding the Seller’s normal practices and procedures, to the extent that expenses have been incurred but not paid by the Seller on or prior to the Effective Time, they shall appear as an “Accrued Expense” on the Preliminary Balance Sheet or, if not incurred by the Preliminary Balance Sheet Date, on the Final Balance Sheet.

1.9           Deliveries by the Seller at the Closing.  At the Closing, the Seller shall execute, acknowledge and deliver to the Buyer in recordable form as appropriate, and with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to all of the Assets, and containing warranties consistent with the representations and warranties contained in this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to the Buyer’s obligations to close hereunder):

A.            A limited warranty deed covering the Real Property in the form of Exhibit B hereto;

B.            A limited warranty bill of sale covering the Personal Property in the form of Exhibit C hereto;

C.            All of the Records (other than the Optical Disk Records);

D.            The Preliminary Balance Sheet;

E.             The Cash on Hand and such of the other Assets that are capable of physical delivery;

F.             All Assumed Contracts in force and effect as of the Closing and recordable assignments and assumption agreements in form and substance reasonably acceptable to the Buyer that transfer, assign and convey to the Buyer all of the Seller’s estates, rights, titles and interests in, to and under each of the Assumed Contracts, each evidencing the consent (if required) of the other parties under such Assumed Contracts, as may be required under the terms of such Assumed Contract;

G.            A certificate duly executed by an authorized officer of the Seller (acting in his or her capacity as an officer of the Seller and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (a) the representations and warranties of the Seller as set forth in this Agreement are true and correct as of the Closing Date; (b) the Seller has complied with all covenants contained in Article 6 and its other agreements set forth herein and (c) that since June 30, 2008, there has been no Material Adverse Change (as defined below);

H.            A certificate duly executed by the Cashier or Secretary of the Seller pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of the Seller of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (ii) the incumbency and true signatures of those officers of the Seller duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of the Seller;

I.              All documents, contracts, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses, if any, of the Branch to the Buyer;

J.             Possession of the Assets and access to and keys to the Branch and all security devices located at the Branch, together with security codes for access to the Branch and combinations to all locking devices of the Seller located at the Branch;

K.            A list, certified by an authorized officer of the Seller (acting in his or her capacity as an officer of the Seller and not individually), setting forth all garnishments, similar court orders, tax liens and orders of any governmental entity in effect with respect to the Deposits;

L.             Payment to the Buyer as is required pursuant to Section 1.5 in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Atlanta, Georgia time, on the Closing Date);

M.           The Assignment and Assumption Agreement;

N.            All personnel records and employee files with respect to all Branch Employees (as defined in Section 11.1);

O.            A sworn affidavit from an authorized officer of the Seller to the effect that the Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) in the form attached hereto as Schedule 1.9O;

P.             All such tax, transfer and other declarations and returns, and withholding affidavits and information returns, duly executed and sworn to by the Seller, as may be required of the Seller by law in connection with the conveyance of the Real Property to the Buyer;

Q.            An owner’s affidavit evidencing the Seller’s authority acceptable to the Buyer’s title company to sell the Real Property, and an owner’s affidavit and a broker’s lien affidavit in form and substance acceptable to the title company and sufficient for the Buyer’s title company to delete any standard title and survey exceptions from the title insurance policy, including, without limitation, those exceptions for (i) mechanics’ or materialmen’s liens, (ii) broker’s liens arising from brokers engaged by Seller, and (iii) matters not shown in the public records; and

R.            Such other documents as may be reasonably requested by the Buyer or its title company to effect the transfer of the Real Property to the Buyer.

When used in this Agreement, the term “Material Adverse Change” shall mean any event, circumstance, development, occurrence, change or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse (i) to the business, prospects, condition or results of operation of the Branch (taken as a whole), the Assets or the Liabilities or (ii) to the ability of the Seller to perform its obligations under this Agreement, but shall not include general economic conditions unless such general economic conditions have a disproportionate adverse effect on the Branch relative to the overall effect on similarly sized branches of commercial banks located in the Local Service Area.

1.10         Deliveries by the Buyer at the Closing.  At the Closing, the Buyer shall execute, acknowledge and deliver to the Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to the Seller’s obligations to close hereunder):

A.            The Assignment and Assumption Agreement;

B.            A certificate duly executed by an authorized officer of the Buyer (acting in his or her capacity as an officer of the Buyer and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (a) the representations and warranties of the Buyer as set forth in this Agreement are true and correct in all material respects as of the Closing Date and (b) the Buyer has complied with all covenants contained in Article 6 and its other agreements set forth herein; and

C.            A certificate duly executed by the Cashier or Secretary of the Buyer pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of the Buyer of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of the Buyer and (ii) the incumbency and true signatures of those officers of the Buyer duly authorized to act on its behalf, in connection with the transaction and this Agreement and to execute and deliver this Agreement on behalf of the Buyer.

1.11         Closing Costs and Recording.  The Seller shall pay the transfer taxes owed on account of the sale of the Branch (including, without limitation, the Personal Property) to the Buyer, one half of any escrow fees, and recording costs incurred to cure the removable liens set forth on the Buyer’s title commitment.  The Buyer shall pay all premiums necessary to cause the issuance of an owner’s title policy to the Buyer with respect to the Real Property, all recording fees and taxes for the limited warranty deed for the Real Property and any quitclaim deed issued by the Seller to the Buyer, the costs of the title search and updated survey, one half of any escrow fees, and the expenses of its own due diligence.

1.12         Allocation of Purchase Price.  The Buyer and the Seller agree to allocate the purchase price to be paid by the Buyer in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Such allocation shall be based on the fair market value of the Assets.  The Buyer agrees to provide the Seller with a schedule allocating the purchase price among the Assets and with a properly completed Internal Revenue Service Form 8594 within 60 days after the Closing Date but in no event later than 90 days before the due date, including extensions, for the consolidated federal income tax return that includes the Seller for the taxable year including the Closing Date.  If the Seller objects to any items reflected on such schedule, the Seller shall notify the Buyer of such objection and its reasons for objecting, in which case the Buyer and the Seller shall attempt to resolve the disagreement.  If the Buyer and the Seller cannot resolve the disagreement, the allocation shall be determined by a nationally recognized independent appraiser selected by the Buyer and reasonably acceptable to the Seller.  The fees and expenses of such appraiser shall be borne equally by the Buyer and the Seller.  The Seller and the Buyer agree to act in accordance with the computations and allocations contained in the schedule as finally agreed or determined by such independent appraiser (including any modifications thereto reflecting any post-closing adjustments) in any relevant tax returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder (“1060 Forms”)) and to file such 1060 Forms in the manner required by applicable law.  The Seller and the Buyer will promptly notify each other in accordance with Section 13.4 of this Agreement of any challenge by any tax authority to such computations or allocations.

1.13                           Further Assurances.  From time to time following the Closing, at the request of any party hereto and without further consideration, the other party hereto shall, at the reasonable expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any additional financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE 2

REAL ESTATE MATTERS

2.1                                 Commitment for Title Insurance and Survey.  The Seller shall deliver to the Buyer and the Buyer’s counsel with respect to each parcel of Real Property within five (5) days from the date of this Agreement, all title commitments or policies (including all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment) in its possession, together with any land title surveys of the Real Property, and environmental tests or reports relating to the Real Property in its possession.

2.2                                 Inspection of Premises.  For a period of sixty (60) days from the date of this Agreement, the Buyer shall be entitled, at Buyer’s sole cost and expense, to engage licensed professionals to perform inspections of the title, survey, environmental, and structural aspects of the Real Property.  If any inspection report delivered pursuant to such inspection (the “Inspection Report”) reflects any material defects related to the Real Property, the parties shall discuss any appropriate remedies in good faith.  In the event such discussions do not resolve any such material defects, nor result in a mutually agreeable plan to do so, the Buyer may terminate this Agreement by delivering written notice to the Seller within ten (10) days after the date of the Inspection Report if it determines that the defects noted in the Inspection Report constitute a Material Adverse Change or if such defects result in a material breach of any of the representations or warranties given by the Seller under this Agreement.  The Buyer shall use its best efforts to mitigate any disturbance to the business operations at the Branch in the exercise of its rights pursuant to this Section 2.2.  The date and time of any invasive testing, such as environmental assessments, shall be coordinated between the Seller and Buyer.  The Buyer shall indemnify and hold harmless Seller from and against any out of pocket costs for damage, cost, loss, or claim resulting from the exercise of its rights hereunder except for those damages, costs, losses, or claims caused by the gross negligence or willful misconduct of the Seller.

2.3                                 Destruction or Damage Prior to Closing.  In the event of damage to or destruction of all or any portion of the Real Property by fire or other casualty prior to the Effective Time, the Seller will promptly notify the Buyer of the nature and extent of such damage or destruction, the amount estimated to be necessary to repair or restore the Real Property, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it will take to make such repairs and restoration.  The rights and obligations of the parties by reason of such damage or destruction shall be as follows:

A.                                   If the estimated time for completion of the repairs is three (3) months or less, then the Buyer, at the Buyer’s option, may (i) take title to the Real Property subject to such damage or destruction with the Seller assigning to the Buyer all of the Seller’s rights to proceeds of insurance carried by the Seller and payable as a result of such damage or destruction or (ii) request that the Seller cause the repairs to be made, in which case the Seller shall cause the repairs to be made and the Closing Date shall be extended until the repairs are completed.

B.                                     If the estimated time for completion of the repairs is more than three (3) months, then the Buyer, at the Buyer’s option, may (i) take title to the Real Property subject to such damage or destruction with the Seller assigning to the Buyer all of the Seller’s rights to proceeds of insurance carried by the Seller and payable as a result of such damage or destruction; (ii) request in writing (the “Buyer’s Repair Request”) that the Seller cause the repairs to be made, in which case the Seller shall cause the repairs to be made and the Closing Date shall be extended until the repairs are completed; or (iii) terminate this Agreement by giving written notice to such effect to the Seller not later than ten (10) days after receipt of written notice from the Seller notifying the Buyer of the estimated time needed for repair, whereupon this Agreement shall terminate and have no further force or effect except as set forth in Section 12.3.

2.4                                 Condition of Branch and Assets.  Except as expressly set forth herein, the Buyer hereby acknowledges and agrees that: (i) the Buyer is expressly purchasing the Assets in their respective existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to any facts, circumstances, conditions and defects; (ii) the Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate the Buyer for same; (iii) the Buyer has assumed all responsibility to inspect and investigate the Branch and the Assets; and (iv) the Buyer has or will have prior to the Closing undertaken all such physical inspections and examinations of the Branch and the Assets as the Buyer deems necessary or appropriate.  Except as expressly set forth herein, the Buyer acknowledges that the Seller has made no covenants, representations or warranties and shall have no liability to the Buyer with respect to the conditions of the soil, the existence or nonexistence of Hazardous Materials, any past use of the Branch or the Assets or the economic feasibility of the Branch.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer as follows:

3.1                                 Organization and Standing.  The Seller is a Georgia state bank, duly organized, validly existing, and in good standing under the laws of the State of Georgia, and the Seller has full power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it.  The Seller is an insured financial institution as defined in the Federal Deposit Insurance Act, and all of the Deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the full extent provided by law.

3.2                                 Execution and Delivery.  The Seller has all requisite corporate power to enter into this Agreement with the Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.  The Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by the Seller, and each constitutes the legal, valid, and binding obligation of the Seller, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3                                 Compliance with Laws, Permits and Instruments.  The Branch has been operated in accordance with applicable laws, rules and regulations in all material respects.  The execution, delivery and (provided the required regulatory and shareholder approvals, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of the Seller or any mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to the Seller, the Assets, or the Liabilities.

3.4                                 Litigation.  There are no actions, claims, suits, investigations or proceedings pending or threatened (or any basis therefore known by the Seller) affecting the Assets or Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency or instrumentality, that involve any claim not fully covered by insurance.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or threatened against the Seller that questions the validity of this Agreement or any actions taken or to be taken by the Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

3.5                                 Consents.  Other than an application for redesignation of the Seller’s main office (the “Redesignation”) and those listed on Schedule 3.5, no approval, consent, authorization or action of, or filing with, any governmental body is required on the part of the Seller in connection with (a) the execution, delivery or performance by the Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by the Seller of the transactions contemplated hereby.

3.6                                 Title to and Condition of the Assets.  The Seller has good and marketable title, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens or other adverse claims to any of the Assets other than Permitted Liens.  No person or entity other than the Seller has any right, title or interest in and to any of the Assets other than any Permitted Lien.  Upon payment by the Buyer of the amounts contemplated by this Agreement, the Buyer will acquire good and marketable title to the Assets, free and clear of any lien, charge, encumbrance, option or adverse claim other than Permitted Liens.

3.7                                 Financial Statements.  The financial statements attached hereto as Schedule 3.7 are a true and complete presentation of the assets and the liabilities of the Branch as of June 30, 2008 (the “Financial Statements”).  The Financial Statements have been prepared based upon the unaudited financial statements of the Seller, which unaudited financial statements were prepared in accordance with United States generally accepted accounting principles.

3.8                                 Assumed Contracts.  The Seller and, to the Seller’s knowledge, each other party to the Assumed Contracts is in compliance under each Assumed Contract, and the Seller has not received any notice of default or any notice of noncompliance, including, without limitation, noncompliance with any applicable federal, state or local obligation as a party to any Assumed Contract that it has not fully performed.  Other than the Assumed Contracts, there are no agreements, contracts or commitments affecting the Assets to which the Seller is a party and that require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof.

3.9                                 Absence of Certain Changes or Events.  Since the date of the Financial Statements, the Seller has conducted its business at the Branch only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

A.                                   Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due;

B.                                     Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of the Assets;

C.                                     Sold, transferred, leased to others or otherwise disposed of any of the Assets;

D.                                    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, would result in a Material Adverse Change;

E.                                      Suffered any change, event or condition that, in any case or in the aggregate, has had or may result in a Material Adverse Change; or

F.                                      Entered into any agreement or made any commitment to take any of the types of action described in subsections A through E above.

3.10                           No Adverse Change.  Except as disclosed in the representations and warranties made hereunder, since June 30, 2008, there has been no Material Adverse Change nor any event or condition that has had, nor has a reasonable possibility of having in the future, a Material Adverse Change, since the date of the Financial Statements.  No liabilities affecting the Branch has been incurred since the date of the Financial Statements other than those arising from normal transactions in the ordinary course of business that have been or will be disclosed to the Buyer in writing prior to the Closing Date.

3.11                           Books and Records.  The books and records of the Branch have been kept accurately in the ordinary course of business, and the transactions entered therein represent bona fide transactions.  The revenues, expenses, assets and liabilities of the Seller have been properly recorded in such books and records.

3.12                           Regulatory Compliance.  The Seller is an “eligible depository institution,” as defined in 12 C.F.R. § 303.2(r).  Except as disclosed in writing to the Buyer, all reports, records and other documents or information involving any of the Assets or the Liabilities or the operation of the Branch that are required to be filed by the Seller with any regulatory authority including, without limitation, the FDIC and the Internal Revenue Service, have been duly and timely filed, and all information and data contained in such reports, records or other documents is true, accurate and correct, in all material respects.

3.13                           Brokerage Fees.  Except as set forth on Schedule 3.13, the Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.  All negotiations relating to this Agreement have been conducted in such a manner so that no party other than the party listed on Schedule 3.13 shall have any valid claim against the Seller for any brokerage commission or like payment.

3.14                           Employee Matters.  Schedule 3.14 lists the names of all Branch Employees (as defined in Section 11.1) as of the date specified thereon and sets forth for each such individual his or her position, dates of employment with the Seller, years of service and present compensation.

3.15                           Employee Relations.  The Seller has complied, in all material respects, with all applicable laws relating to its relationships with its Branch Employees, and the Seller believes that relationships between its Branch Employees and the Seller are good.  The Seller is not a party to any collective bargaining agreement with a labor organization certified by the National Labor Relations Board (the “NLRB”), and, with respect to the Business, (a) there is no unfair labor practice charge or complaint against the Seller threatened in writing or pending before the NLRB, (b) there is no labor strike, or organized dispute, slowdown or work stoppage actually pending or, to the knowledge of the Seller, threatened against the Seller, (c) there is no union representation claim or petition pending before the NLRB, and (d) the Seller has not experienced any organized dispute, slowdown or work stoppage in the past three years.

3.16                           Environmental Matters.  With respect to the Branch and the Real Property on which the Branch is located, (i) the Branch and the Real Property and their operations are in material compliance with all Environmental Laws; (ii) the Seller is not aware of or has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of the Branch or the Real Property with all Environmental Laws; (iii) no Hazardous Materials exist on, about or within the Branch or the Real Property, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from the Real Property; and (iv) the Seller has not previously received any report reflecting the results of any environmental assessment or survey (including an asbestos survey) performed on the Branch or the Real Property.  For purposes of this Agreement, “Environmental Laws” mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended (“SWDA,” also known as “RCRA” for a subsequent amending act); (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended (“CERCLA”); (iii) the Clean Water Act, 33 U.S.C. § 251 et seq., as amended (“CWA”); (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended (“CAA”); (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended (“TSCA”), (vi) the Emergency Planning and Community Right to Know Act, 15 U.S.C. § 2601 et seq., as amended (“EPCRKA”); and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.  For purposes of this Agreement, “Hazardous Material” means, without limitation, (i) any “hazardous wastes” as defined under RCRA; (ii) any “hazardous substances” as defined under CERCLA; (iii) any toxic pollutants as defined under CWA; (iv) any hazardous air pollutants as defined under CAA; (v) any hazardous chemicals as defined under TSCA; (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA; (vii) asbestos; (viii) polychlorinated biphenyls; (ix) underground storage tanks; whether empty, filled or partially filled with any substance; (x) any substance the presence of which on the property in question is prohibited under any Environmental Law; and (xi) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

3.17                           Deposits.  The rates of interest being paid on the Deposits are correct and accurate and reflect the actual rate of interest or other consideration required to be paid on each such Deposit account.  The electronic records of the Seller related to the Deposits reflect the material terms of the Deposit accounts as set forth in the underlying account agreements related to the Deposits.  The Deposits are properly documented in all material respects, and there are no oral modifications or amendments to the terms of the Deposits not reflected in such documentation.

3.18                           Representations Not Misleading.  No representation or warranty made by the Seller contained in this Agreement, and no statement made by the Seller contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.  Except as disclosed herein, there is no matter that materially adversely affects or will in the future materially adversely affect the Assets or Liabilities other than general economic conditions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller as follows:

4.1                                 Organization and Standing.  The Buyer is a Georgia state bank duly organized, validly existing, and in good standing under the laws of the State of Georgia, and the Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it.

4.2                                 Execution and Delivery.  The Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.  The Buyer has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party.  This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by the Buyer, and each constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3                                 Compliance with Laws, Permits and Instruments.  The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of the Buyer or any material mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to the Buyer or its properties.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, except for filings required in order to obtain the required regulatory approvals, as described in Section 7.3.

4.4                                 Litigation.  No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or threatened against the Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by the Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

4.5                                 Consents.  Other than the approvals described in Section 7.3, no approval, consent, authorization or action of, filing with, any governmental body or other third party is required on the part of the Buyer in connection with (a) the execution, delivery or performance by the Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by the Buyer of the transactions contemplated hereby.

4.6                                 Brokerage Fees.  Except as disclosed on Schedule 4.6, the Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.  All negotiations relating to this Agreement have been conducted in such a manner so that no party other than the party listed on Schedule 4.6 shall have any valid claim against the Buyer for any brokerage commission or like payment.

4.7                                 Regulatory Conditions.  The only regulatory application that the Buyer is required to file and have approved to permit it to consummate the transactions contemplated hereby is the approval of the Georgia Department of Banking and Finance (“GDBF”) and the FRB.  The Buyer has a CRA rating of satisfactory or better.  The Buyer is an “eligible depository institution,” as defined in 12 C.F.R. § 303.2(r).  The Buyer is not aware of any facts that would delay or prevent the Buyer from obtaining regulatory approval with respect to the transactions contemplated hereby.

4.8                                 Representations Not Misleading.  No representation or warranty by the Buyer contained in this Agreement, and no statement made by the Buyer contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 5

COVENANTS OF SELLER

5.1                                 Reasonable Efforts.  The Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

5.2                                 Information for Governmental Applications.  The Seller shall promptly furnish the Buyer with all information concerning the Seller required for inclusion in any application or statement required by law to be made by the Buyer to, or filed by the Buyer with, any governmental body in connection with the transactions contemplated by this Agreement, and the Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  The Seller shall otherwise cooperate with the Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

5.3                                 Redesignation of Main Office.  As soon as practicable following the date of this Agreement, the Board of Directors of the Seller shall approve an amendment to the Articles of Incorporation of the Seller, which amendment shall give effect to the Redesignation.  The Board of Directors of the Seller shall also take all necessary actions to have such amendment approved by the sole shareholder of the Seller.  The Seller shall take all commercially reasonable actions necessary to attempt to obtain the required regulatory approvals for the Redesignation.

5.4                                 Required Acts of the Seller.  Prior to the Closing, the Seller shall, with respect to the Branch, unless otherwise permitted in writing by the Buyer:

A.                                   Operate the Branch in the ordinary course of business;

B.                                     Use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors, suppliers, officers and employees;

C.                                     Act in a manner that will preserve or attempt to preserve its goodwill;

D.                                    Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business associated with the Branch, except such obligations as the Seller may in good faith reasonably dispute;

E.                                      Maintain all Personal Property in its current operating condition and repair, ordinary wear and tear excepted;

F.                                      Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

G.                                     Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits;

H.                                    Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;

I.                                         Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J.                                        Cooperate with and assist the Buyer in assuring the orderly transition of the business of the Branch to the Buyer from the Seller;

K.                                    Remove all signage from the Branch at the expense of the Seller on or not more than ten (10) business days before the Closing Date, it being understood that the Buyer shall be responsible for installation of its signage at its expense on or after the Closing Date.

5.5                                 Prohibited Acts of the Seller.  Prior to the Closing, the Seller shall not, without the prior written consent of the Buyer:

A.                                   Introduce any new material method of management or operation of the Branch;

B.                                     Increase in any manner the compensation or fringe benefits of any Branch Employee other than retention bonuses at the Seller’s sole cost and expense;

C.                                     Make any significant change to the Branch Employees or any changes in the duties or responsibilities of any of them other than in the ordinary course of business;

D.                                    Take any action that may result in a Material Adverse Change;

E.                                      Default with respect to any provision of any insurance policy now or hereafter in effect relating to the Branch;

F.                                      Enter into any transaction affecting any Asset or Liability other than in the ordinary course of business;

G.                                     Make, or incur any obligation to make, any capital expenditures or enter into any contracts to make such expenditures with respect to the Branch, in either case in an aggregate amount not to exceed $10,000; provided, that the Seller may make any emergency repairs required to restore the Branch to a safe operating condition;

H.                                    Make any material modifications to the terms of any Asset or Liability, including, but not limited to, changes in interest rates other than in accordance with prevailing market rates;

I.                                         Sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets except for the disposition of Assets in the ordinary course of business;

J.                                        Cause the transfer from the Branch to the Seller’s other operations of any deposits of the type included in the Liabilities, provided, however, that the Seller may transfer deposits to the Seller’s other branch or offices upon the unsolicited request of the Depositors;

K.                                    Implement or originate any new advertising or marketing campaigns within DeKalb County, Georgia unless the Seller shall have provided all material information related to such campaign (including copies of any printed materials to be used in connection with such campaign) to the Buyer and the Buyer does not object to such proposed action within two (2) business days following the receipt of such information; provided that any objection from the Buyer shall not be unreasonable;

L.                                      Offer deposits at the Branch with terms, rates, or conditions that are materially different from the terms, rates or conditions being offered by other financial institutions in Lithonia, Georgia (which shall not include any deposit products available through the Internet) and in the ordinary course of business consistent with past practices;

M.                                 Cause the Branch to generate any deposits associated with out-of-area relationships or brokered deposits, as such term is used in 12 U.S.C. 1831f (“Brokered Deposits”); or

N.                                    Agree to do any of the foregoing.

5.6                                 Access; Pre-Closing Investigation.  The Seller shall afford the officers and authorized representatives of the Buyer full access to the properties, books and records of the Seller pertaining to the Assets and Liabilities and employees of the Branch in order that the Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the Assets and Liabilities, including, without limitation, access sufficient to verify the value of the Assets and the Liabilities and the satisfaction of the conditions precedent to the Buyer’s obligations described in Article 7.  The Seller agrees at any time, and from time to time, to furnish to the Buyer as soon as practicable, any additional information pertaining to the Assets and Liabilities that the Buyer may reasonably request, which information shall be subject to the provisions of Section 13.15.  In addition, the Seller shall provide the Buyer reasonable access to the Branch for a mutually agreeable period of time preceding the Closing Date for the purpose of installing equipment.  The Buyer agrees to conduct its investigations hereunder during normal business hours of the Branch and in a manner which does not unreasonably interfere with the normal operations of the Branch and the Buyer further agrees to cause the installation of such equipment to be effected in a manner intended to minimize disruption to the operation of the Branch.

5.7                                 Additional Financial Statements.  Within ten (10) days of the date thereof, the Seller shall furnish the Buyer with financial statements as of each month end substantially in the format of Schedule 3.7 from the date of the Financial Statements until the Closing Date with respect to the Branch.

5.8                                 Deposit Information.  Not less frequently than each week from the date of this Agreement until the Closing Date, the Seller shall furnish the Buyer with (i) a listing of interest rates offered on its deposit products at the Branch and (ii) a listing of deposits in the form set forth on Schedule 1.3A, together with a report of all deposit accounts opened and closed at the Branch during the time period covered by such report.  In addition, the Seller shall furnish the Buyer with notice of any change of interest rates offered on its deposit products at the Branch not later than three (3) business days prior to such change.

5.9                                 EDP Conversion.  Between the date of this Agreement and the Closing Date, the Seller shall use its best efforts to cooperate in the conversion of the Branch from the Seller’s electronic data processing systems to the systems of the Buyer.

5.10                           Appraisal of Real Property.  The Seller shall obtain an appraisal of the value of the Real Property from the Designated Appraiser within thirty (30) days of the date of this Agreement.

5.11                           Communications with Employees.  The Seller agrees that promptly following the date of this Agreement, meetings, joint or several and the parties may agree, shall be held at the Branch or at such other location and at such time as the parties may agree, to announce the Buyer’s proposed acquisition of the Branch to the Branch Employees.  The Seller and the Buyer shall mutually agree as to the scope and the content of all initial communications regarding the Buyer’s proposed acquisition of the Branch to the Branch Employees.

5.12                           Untrue Representations.  The Seller shall promptly notify the Buyer in writing if the Seller becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the Buyer or any representation or warranty made in or pursuant to this Agreement or that results in the Seller’s failure to comply with any covenant, condition or agreement contained in this Agreement.

5.13                           Notice of Adverse Changes, Litigation and Claims.  The Seller shall promptly notify the Buyer in writing if the Seller becomes aware of (i) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against the Seller which affects the Branch, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, or (ii) any change that has occurred or has been threatened (or any development has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of the Seller that is or may reasonably be expected to result in a Material Adverse Change.

5.14                           No Disclosure or Negotiation with Others.

A.                                   The Seller shall not willingly suffer the disclosure of any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities.

B.                                     As long as this Agreement shall remain effective, the Seller shall not, directly or indirectly, nor shall it permit any of its officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer or an affiliate or an associate of the Buyer or an officer, partner, employee or other authorized representative of the Buyer or such affiliate or associate) concerning any sale of or similar transaction involving the Assets or the Liabilities, unless required after consultation with legal counsel in order to comply with its or their fiduciary obligations.

5.15                           Notices to Customers.

A.                                   Not later than five (5) business days following the date of this Agreement, the Seller will mail to each of the Depositors a letter in the form agreed upon by the Buyer and the Seller notifying them of the transactions contemplated by this Agreement.

B.                                     The Buyer and the Seller agree to cooperate in the preparation and mailing of joint notices to the Depositors from time to time prior to the Closing Date.

C.                                     Not later than 30 days prior to the anticipated Closing Date, the Seller agrees to mail or cause to be mailed, to each of the Depositors, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets, the Liabilities or the operations of the Branch as may be required of the Seller as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.  Each such notice shall be in a form acceptable to each party hereto, such approval not to be unreasonably withheld.

ARTICLE 6

COVENANTS OF BUYER

6.1                                 Reasonable Efforts.  The Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

6.2                                 Regulatory Approvals.  The Buyer shall promptly, but in no event later than thirty (30) days of receipt of all information from the Seller necessary to be included as part of such applications, file or cause to be filed applications for all regulatory approvals required to be obtained by the Buyer in connection with the transactions contemplated hereby.  The Buyer shall use its commercially reasonable efforts to obtain such regulatory approvals at the earliest practicable time.  The Buyer will provide the Seller with copies of all non-confidential portions of any application, statements or correspondence submitted to or received from any regulatory authorities in connection with the transactions contemplated by this Agreement.

6.3                                 Notice of Adverse Changes, Litigation and Claims.  The Buyer shall promptly notify the Seller in writing if the Buyer becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to the Buyer or any representation or warranty made in or pursuant to this Agreement or that results in the Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement; or (ii) any litigation against the Buyer if such litigation might prevent consummation of the transactions contemplated by this Agreement.

6.4                                 Change of Name, Notice to Customers.

A.                                   Prior to the Closing Date, the Buyer agrees to mail or cause to be mailed, to each of the Depositors, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets, the Liabilities or the operations of the Branch as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.  Each such notice shall be in a form acceptable to each party hereto with such approval not to be unreasonably withheld by either party.

B.                                     After the Closing Date, the Buyer shall, (i) as soon as practicable change the name on all documents and facilities relating to the Branch from the Seller’s name to the Buyer’s name; and (ii) starting promptly after the Closing Date, mail written notice by first class mail to all Depositors of the consummation of the transactions contemplated by this Agreement.

6.5                                 Use of Name.  It is understood that the Seller is not transferring to the Buyer any right, title or interest in or to, or any right of license to use, the Seller’s name in connection with the Branch or otherwise.  Accordingly, the Buyer shall not use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with the Seller, or any sign, display or similar material of the Seller or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of the Seller or bearing the Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations and with the Seller’s prior consent following Closing, and then only if the Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of the Buyer), or any proprietary material of the Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials.  No agency relationship exists between the parties hereto.  At no time, whether before or after Closing Date, shall the Buyer transact any business in the name of the Seller or in any way hold itself out as the actual or apparent agent of the Seller except pursuant to the limited power of attorney attached hereto as Exhibit D.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by the Buyer:

7.1                                 Compliance with Representations, Warranties and Agreements.  The representations and warranties made by the Seller in this Agreement or in any schedule delivered to the Buyer pursuant hereto shall have been true and correct when made, and the representations and warranties made by the Seller in Sections 3.1, 3.2, and 3.6 of this Agreement shall be true and correct as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time.  The Seller shall have performed or complied with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

7.2                                 Necessary Corporate Actions.  The Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder’s approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

7.3                                 Governmental Approvals.  The Buyer shall have received approvals, acquiescences or consents, all on terms and conditions reasonably acceptable to the Buyer, from all necessary governmental agencies and authorities to the transactions contemplated by this Agreement, including, but not limited to, the approval of the GDBF and the FRB for the Buyer to acquire the Assets and assume the Liabilities and to establish a branch of the Buyer at the location of the Branch and all applicable waiting periods associated with such approvals shall have expired; provided, however, that no governmental or regulatory consent, approval or authorization shall have been granted subject to restrictions or conditions on the operations of the Buyer that are unacceptable in the reasonable discretion of the Buyer.  Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings.

7.4                                 No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable (b) require the divestiture of a material portion of the Assets or the Liabilities once acquired by the Buyer, (c) impose material limits in the ability of the Buyer to consummate this Agreement, or the transactions contemplated hereby, or (d) if this Agreement, or the transactions contemplated hereby, is consummated, subject the Buyer or any officer, director or employee of the Buyer to criminal penalties or to civil liabilities.  No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

7.5                                 Redesignation.  The Seller shall have completed the Redesignation.

7.6                                 No Material Adverse Change.  There shall have been no Material Adverse Change since June 30, 2008.

7.7                                 Consents of Third Parties.  The Seller shall have obtained all consents of third parties, in form and substance reasonably satisfactory to the Buyer, necessary to consummate the transactions contemplated by this Agreement.

7.8                                 Nature of Deposits.  On the Closing Date, the Deposits will be of substantially the same character, mix, type, and makeup as the deposits held at the Branch on July 14, 2008.  The Deposits shall include no Brokered Deposits, unless otherwise agreed by the Buyer.

7.9                                 Amount of Deposits.  The aggregate amount of the Deposits on the Closing Date shall be no less than $40,000,000.

7.10                           Documentation.  The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by the Seller shall be reasonably satisfactory in all respects to the Buyer.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by the Seller.

8.1                                 Compliance with Representations, Warranties and Agreements.  The representations and warranties made by the Buyer in this Agreement or in any schedule delivered to the Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).  The Buyer shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

8.2                                 Necessary Corporate Actions.  The Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

8.3                                 Governmental and Other Approvals.  The Buyer shall have received approvals, acquiescence or consents to the transactions contemplated by this Agreement from all necessary governmental agencies and authorities for the transactions contemplated hereby, and the Seller and the Buyer shall have received satisfactory evidence that such approvals have been obtained and that any necessary waiting periods have expired.  In addition, the Buyer shall not have received any objection to the transactions contemplated by this Agreement from any governmental agency or authority.  The Seller shall have received all required regulatory approvals to effect the Redesignation.

8.4                                 No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable or (b) if this Agreement, or the transactions contemplated hereby, is consummated, subject any officer, director or employee of the Seller to criminal or civil liability.  No action or proceeding before any court or governmental authority, domestic or foreign,  by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) or (b) above.

8.5                                 Documentation.  The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by the Buyer shall be reasonably satisfactory in all respects to the Seller.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS; INDEMNIFICATION.

9.1                                 Survival.  The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Effective Time and shall continue thereafter for a period of three (3) years after the Closing Date. Such representations and warranties shall not be affected by, and shall remain in full force and effect notwithstanding any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereto; provided, however, that the representations and warranties of the Seller contained in Sections 3.1, 3.2, and 3.6 of this Agreement shall survive indefinitely.  In no event will any disclosure of any event or circumstance made after the date hereof and prior to Closing serve to amend any representation or warranty for any purpose of this Agreement.

9.2                                 Indemnification by the Seller.  The Seller agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless the Buyer and each of its officers, directors, shareholders and representatives (collectively, the “Insiders”), from and against, and shall reimburse the Buyer and its Insiders with respect to, any and all damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind (collectively, “Losses”), imposed on, incurred by or asserted against the Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

A.                                   A breach, deficiency, inaccuracy or inadequacy of or in any statement, representation or warranty of the Seller contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B.                                     Ownership or operation of the Branch or their business and properties prior to the Effective Time;

C.                                     Liabilities of the Seller that are not expressly assumed by the Buyer;

D.                                    A breach of any covenant of the Seller or the failure of the Seller to perform any agreement, covenant or obligation of the Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

E.                                      Any taxes, including interest and penalties, required to be paid by the Seller or its successor, which relate to the Seller’s business or assets at or prior to the Effective Time; and

F.                                      The termination of employment by the Seller prior to the Effective Time of any individual who is an officer or employee of the Seller.

Any claim for indemnification shall be applicable to each representation independently, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

9.3                                 Indemnification by the Buyer.  The Buyer hereby agrees, effective as of the Closing, to pay, and to indemnify, save and hold harmless the Seller and each of its Insiders from and against, and shall reimburse the Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against the Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A.                                   A breach, deficiency, inaccuracy or inadequacy of or in any statement, representation or warranty of the Buyer contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B.                                     Ownership or operation of the Branch or their business and properties after the Effective Time;

C.            Liabilities of the Seller that are expressly assumed by the Buyer; and

D.            A breach of any covenant of the Buyer or the failure of the Buyer to perform any agreement, covenant or obligation of the Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement.

Any claim for indemnification shall be applicable to each representation independently, irrespective of whether such claim is consistent with any other representation contained in this Agreement.

9.4           Limit on Indemnities.  Notwithstanding any other provision hereof, the rights of any party to be indemnified shall be subject to the following limitations:

A.            The indemnifying party (“Indemnifying Party”) shall pay claims hereunder when a claim against the indemnified party (“Indemnified Party”) has been established by a final judgment in litigation or by settlement consented to in writing by the Seller and the Buyer; and

B.            The Indemnifying Party shall not be liable for any claim covered by the indemnities under Sections 9.2A or 9.3A unless the Indemnifying Party has been notified of such claim prior to the fourth anniversary of the Closing Date; provided, however, that a claim for indemnification made pursuant to and in accordance with the provisions of Sections 9.2A or 9.3A and prior to the fourth anniversary of the Closing Date, shall be deemed to have been timely made notwithstanding the fact that such claim is not resolved prior to the fourth anniversary of the Closing Date.  Notwithstanding the foregoing, the provisions of this Section 9.4B shall not apply to a claim by the Buyer or its Insiders due to a breach of the Seller’s representations and warranties in Section 3.6 of this Agreement.

C.            No such claim for indemnity shall be made unless and until such claim (or all such claims) shall be in the aggregate no less than $50,000, in which case the Indemnifying Party shall only be liable for the amount by which such claim or claims exceed $50,000, up to a maximum aggregate indemnification amount of $5,000,000, net of insurance proceeds.  Such $5,000,000 limitation shall not apply to nor shall it limit the recovery of attorneys’ fees and other reasonable costs of collection.

9.5           Defense of Claims.  An Indemnifying Party, at such Indemnifying Party’s own expense and through counsel reasonably chosen by such Indemnifying Party, may elect to defend any third party claim; and if it so elects, it shall, within twenty (20) business days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim.  Such Indemnifying Party shall pay such Indemnified Party’s reasonable out-of-pocket expenses incurred in connection with such cooperation.  After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article 9 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel (and any necessary local counsel) to represent such Indemnified Party and all other persons entitled to indemnification in respect of such claim hereunder (which counsel shall be acceptable to the Indemnifying Party in its reasonable judgment) if, in such Indemnified Party’s reasonable judgment, based on the written advice of counsel to such Indemnified Party, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim, and in that event (i) the reasonable fees and expenses of one such separate counsel (and any necessary local counsel) for all Indemnified Parties shall be paid by such Indemnifying Party and (ii) each of such Indemnifying Party and such Indemnified Party shall have the right to direct its own defense in respect of such claim.  If any Indemnifying Party elects not to defend against a third party claim, or fails to notify an Indemnified Party of its election within such twenty (20) business day period, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may settle or compromise any third party claim or consent to the entry of any judgment, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).  The Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate, provided, however, that no Indemnifying Party may settle or compromise any third party claim or consent to the entry of any Judgment, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), unless such settlement fully and finally releases the Indemnified Party in writing from all claims without any consideration being payable by the Indemnified Party.

9.6           Losses Net of Insurance.  The amount of any loss, liability, cost or expense for which indemnification is provided under this Article 9 shall be net of any amounts recoverable by the Indemnified Party under an insurance policy provided by a third party insurer with respect to such loss, liability, cost or expense and shall be reduced to take account of the aggregate tax benefit(s) realizable by the Indemnified Party arising from the incurrence or payment of any such loss, liability, cost or expense; provided, however, that the extent to which tax benefits are realizable shall be determined after taking into account the period over which any such benefits are to be realized as well as the availability to such Indemnified Party of other tax benefits that may delay the utilization of such tax benefit; provided further that an Indemnified Party claiming that any such tax benefit should not be deemed realizable by virtue of the availability of other tax benefits shall be obligated to provide the Indemnifying Party tax returns, or relevant portions thereof, and such other information as the Indemnifying Party may reasonably request to verify such assertion. If any tax benefit is not taken into account because it is deemed to be not realizable, the Indemnified Party shall pay the amount of such tax benefit to the Indemnifying Party at such time as it does become realizable.

9.7           Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.2 or 9.3, as the case may be, and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

9.8           Mitigation.  Each Indemnified Party shall take, and cause its affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.  In addition, each Indemnified Party shall use reasonable efforts to reduce the overall impact of the Losses by taking advantage of any collateral source for payment and any available insurance proceeds provided by a third party insurer, tax benefits, accruals, reserves or other related savings, both before and within a reasonable period of time after seeking indemnification under this Agreement.

9.9           Tax Treatment of Indemnity Payments.  The parties agree to treat any payment received by an Indemnified Party from an Indemnifying Party made pursuant to this Article 9 as an adjustment to the purchase price under this Agreement for all federal, state, local and foreign income tax purposes, except as may be required by applicable law.

ARTICLE 10

OPERATIONAL AGREEMENTS

10.1         Replacement of Customer Check Stock and ATM Cards.  As soon as practicable, but in no event later than ten (10) business days after the Closing Date, the Buyer shall mail to each Depositor whose account may be accessed by checks a letter approved by the Seller requesting that such Depositor promptly cease writing checks on the Seller’s check stock against such account.  At such time as the Buyer mails each such notice to each Depositor, the Buyer shall also forward to each Depositor new checks on the Buyer’s check stock, which checks the Depositor may draw upon the Buyer for the purpose of effecting transactions with respect to such Deposits.  The parties will use reasonable efforts to develop procedures (i) that will cause checks drawn on the Seller’s form of check stock against Deposits that are received after the Effective Time to be cleared through the Buyer’s then current clearing procedures and (ii) to provide for the delivery of new ATM cards by the Buyer and the orderly processing of ATM transactions, all at the Buyer’s sole cost and expense.

10.2         Payment of Checks, Drafts, and Orders.  After the Effective Time, the Buyer agrees (i) to pay in accordance with applicable law, the Deposit Agreements and customary banking practice all checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to the Buyer, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Buyer under this Agreement are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the Depositors), and (ii) in all other respects to discharge, in accordance with applicable law, the Depository Agreements and customary banking practice in the usual course of its banking business, all duties and obligations of the Seller with respect to the balances due and owing to the Depositors.  If any of the Depositors shall demand payment from the Seller for all or any part of any Deposit, the Seller shall not be liable or responsible for making such payment.  The Buyer will be responsible for the escheat of any property for which it becomes the holder and that becomes abandoned during the calendar year in which the Closing occurs.

10.3         Clearing Items.  During the 120-day period following the Closing Date, if it is not possible to clear checks and other items drawn on a Deposit account through the Buyer’s then current clearing procedures, the Seller will make provisional settlement to the presenting institution and will forward such checks and other items on such Deposit to the Buyer, no later than the next business day after receipt thereof, and the Buyer will reimburse the Seller for such provisional settlement.  Upon the expiration of such 120-day period, the Seller shall cease forwarding checks and other debits against the Deposit accounts and return them to the originators marked “Account Closed.” Upon timely presentation to the Buyer, the Buyer will assume all responsibility for such items (except for such items that have not been handled by the Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items.

10.4         Returned Items.  The Buyer agrees, no later than the start of the second business day after demand by the Seller, to pay to the Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is returned within 60 days after Closing as not collected.  The Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with the Buyer and any balance available to the customer under any overdraft plan the Depositor has with the Buyer at the time the Seller makes the demand as aforesaid; provided, however, if prior to the Closing the Seller had placed a “hold” or other similar protective measure on the Depositor’s account with respect to such item and subsequent to Closing, the Buyer removes such hold or protective measure other than as required under applicable law or regulation, then the Buyer will be obligated to pay to the Seller in full on account of such uncollected item.  So long as any hold or other protective measure placed on the depositor’s account with respect to such item complies with applicable law, the placing of any such hold or other protective measure shall not be deemed a breach of this Agreement.

10.5         Data Processing and Utilities.  Following the receipt of all required regulatory approvals, the Seller shall (i) provide reasonable cooperation to the Buyer in converting the current data processing activities of the Branch to the Buyer’s data processing system and (ii) assist the Buyer in the transfer of all utilities relating to the Branch, including the existing phone numbers for the Branch, into the name of the Buyer.  The Seller shall cause its employees and officers and its subsidiaries to use their commercially reasonable best efforts to provide support, including support from its outside contractors, and to assist the Buyer in performing all transition tasks, including, without limitation, equipment installation, information technology support, and training, reasonably required to result in a successful integration of the Branch with the Seller at and following the Closing.  As soon as practicable at the request of the Buyer after receipt of all required regulatory approvals, the Seller shall deliver to the Buyer a list of the Deposits (customer names, addresses and tax identification numbers, balances at Closing and maturities of all certificates of deposits), grouped by deposit type, and original or duplicate copies (including electronic copy, magnetic tape, disc storage, card forms and printed copy) of all customer information files and customer records, ACH items, application files, machine operating and application software, full documentation of all application and processing routines, and any other documentation in the possession of the Seller and necessary to the orderly operation and conversion to the Buyer’s system of the Branch’s data processing operations.

10.6         Compliance with Garnishments and Similar Orders.  After the Effective Time, the Buyer will comply in all material respects with any and all garnishments, similar court orders, tax liens and order of any governmental entity in effect with respect to the Deposits, and the Buyer will not pay any Deposits in violation of such garnishments, orders or tax liens or otherwise take any actions not permitted pursuant thereto or pursuant to applicable law.

10.7         Direct Deposit Arrangements.  The Seller will use reasonable efforts to transfer to the Buyer on the Closing Date all of those automated clearing house and Fed wire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits.  For a period of 120 days (the “Direct Deposit Cut-off Date”), the Seller will, no later than the next business day following the date of receipt thereof, remit and transfer by electronic transmission to the Buyer all direct deposits intended for the Deposits.  After the Direct Deposit Cut-off Date, the Seller may discontinue accepting and forwarding automated-clearing-house and Fed-wire entries and funds and return such direct deposits to the originators marked “Account Closed.”

10.8         Direct Debit Arrangements.  With respect to all Deposits that have arrangements providing for direct debit of such accounts by third parties (“Direct Debit Accounts”), for a period of 120 days after the Closing Date, the Seller will forward to the Buyer all direct debits on Direct Debit Accounts on the business day following the date of receipt thereof, and will give the Buyer a daily accounting of such debits to the Buyer’s clearing account.  Thereafter, the Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.”

10.9         Plan Accounts.  With respect to Deposits that are for any individual retirement account under Code Section 408, Roth IRA under Code Section 408A, trust under Code Section 401(a), Coverdell education savings account under Code Section 530, or trust that is “plan” within the meaning of Code Section 4975(c), in each case as to which the Seller is a trustee or a custodian (each, a “Plan Account”), the Seller will use reasonable efforts and cooperate with the Buyer to invite the depositor of each Plan Account to direct a transfer of the trusteeship or custodianship of such Plan Account and the related Deposit to the Buyer, as the trustee or the custodian thereof, and to the extent that the Buyer wishes to substitute any agreement or plan document of the Buyer related to such Plan Account, to adopt the Buyer’s applicable form of agreement or plan as a successor to the Seller’s agreement or plan.  The Buyer will assume no Deposits as to any Plan Account for which the Buyer has not received the documents necessary for such assumption or transfer at or before the Closing.

10.10       Final Statements.  The Seller will render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time; provided, however, that the Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of the Seller’s business.  The Seller will be entitled to impose normal fees and service charges on a per-item basis, but the Seller will not impose periodic fees or blanket charges in connection with such final statements unless such final statement is made as of a date that would ordinarily carry such periodic fees or blanket charges.

10.11       Documents for Plan Accounts.  The Seller will deliver to the Buyer on the Closing Date all of the documents in the Seller’s possession governing each Deposit for a Plan Account that is assumed or transferred to Seller pursuant to Section 10.9.  The Seller will prepare and file all reports with respect to such Plan Accounts to government authorities required to be filed for the period ending on the Closing Date and all prior periods.  The Buyer will be responsible with respect to such Plan Accounts for all such reporting for periods commencing on the day after the Closing.

10.12       Interest Reporting and Withholding.  All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and the Liabilities will be the responsibility of the Buyer for the calendar year in which the Closing Date occurs; provided, however, that the Seller will provide to the Buyer all data in its possession relevant to such reporting, filing, and withholding requirements with respect to the Assets and Liabilities for the calendar year in which the Closing Date occurs.

10.13       Other Items.  Following the Effective Time, the Seller agrees to deliver immediately, but in no event later than two (2) business days after receipt by the Seller, to the Buyer (i) any collected funds accepted by the Seller for credit to any account included in the Deposits; (ii) any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by the Seller; and (iii) any written notices or correspondence received by the Seller relating to the Deposits.  The Buyer shall pay to the Seller immediately, but in no event later than two (2) business days after receipt by the Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by the Buyer.  Notwithstanding the foregoing provisions of this Article 10, each of the Seller and the Buyer shall as soon as practicable following the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this Article 10.  The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time.  All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this Article 10.  Each of the Buyer and the Seller shall maintain the accounts so established for a period of 120 days after the Closing Date.

10.14       Safe Deposit Box and Safekeeping Business.  From and after the Effective Time, the Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of the Seller with respect to all safe deposit boxes located in the Branch, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefore in advance to the Seller, subject to the provisions of the rental agreements between the Seller and the respective renters of such boxes.  From and after the Closing, the Buyer shall assume, honor, and discharge the duties and obligations of the Seller with respect to all safekeeping items obtained from the Seller and shall be entitled to any right or benefit thereafter.  At the Closing, the Seller shall provide the Buyer with a true and correct list of all Safe Deposit Contracts with respect to the Branch in effect as of the Closing

Date, together with a list of the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

10.15       Repurchase of Overdrafts; Put Option.  For a period of sixty (60) days from and after the Closing Date (the “Option Period”), the Buyer, in its sole discretion and at its option, shall have the right, from time to time, to cause the Seller to repurchase any of the Overdrafts upon delivery of written notice given at any time during the Option Period (whether or not received during the Option Period).  Such notice, as to each Repurchased Overdraft (as defined below) included in such notice, shall contain the unpaid principal balance plus accrued and unpaid interest for such Repurchased Overdraft as of the close of business no more than five (5) business days prior to the date of the notice.

The purchase price to be paid by the Seller to the Buyer for each Overdraft delivered for repurchase (each, a “Repurchased Overdraft”) shall be the unpaid principal amount of the Repurchased Overdraft, plus accrued and unpaid interest thereon as of the Delivery Date.  As used herein, the term “Delivery Date” shall be a mutually agreed date, time, and place on which (i) the documentation evidencing the Repurchased Overdraft is delivered by the Buyer to The Seller and (ii) the purchase price for the Repurchased Overdraft is paid by the Seller to the Buyer. The parties may establish one or more Delivery Dates as Overdrafts are submitted for repurchase, but in no event shall the final Delivery Date, being that date on which the documentation for all of the Repurchased Overdrafts will have been delivered by the Buyer  to the Seller and the Seller will have paid for all of the Repurchased Overdrafts, be more than twenty (20) calendar days following the expiration of the Option Period unless such final Delivery Date shall be extended by the written agreement of the parties.  Each Repurchased Overdraft will be transferred, assigned, and endorsed by the Buyer to the Seller without recourse, representation, or warranty, except such representations or warranties consistent with those made by the Seller with respect to the Overdrafts pursuant to the Agreement.

10.16       Noncompetition Agreement.  For and in consideration of the purchase by the Buyer of the Assets and the assumption of the Liabilities, the payment of the Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of three (3) years following the Closing Date, none of Persons Banking Co., Inc., Spivey State Bank, The Bank of Perry, The Farmers Bank (collectively, the “Related Institutions”), the Seller, or any director (each, a “Restricted Director”) of the Seller or Persons Banking Co., Inc. will, directly or indirectly, (i) establish, own or operate a branch or other office within the Local Service Area or (ii) solicit the banking business of any of the Depositors.  Notwithstanding the foregoing sentence, the Seller shall not be deemed to be in violation of this Section 10.16 by virtue of (i) the Seller’s acceptance after the Closing Date of deposits received by the Seller at any of its offices from persons or firms providing an address within the Local Service Area; (ii) the Seller’s continued banking dealings, including marketing, with Depositors who also maintain accounts with the Seller at other banking offices of the Seller, who are identified in Schedule 10.16; (iii) the Seller’s advertising in publications that are normally distributed in geographic areas that include both the Local Service Area and geographic markets served by the Seller’s or the Related Institutions’ branches other than the Branch; or (iv) the violation of the provisions of this Section 10.16 by any Restricted Director who is not serving as a director of the Seller or of Persons Banking Co., Inc. at the time of such violation.  In the event the Seller or any Related Institution engages in a merger, consolidation or similar transaction to which it is not the successor, the agreements and covenants contained in this Section 10.16 shall not apply to the operations of such successor in the Local Service Area if such successor has had an office within the Local Service Area for at least twelve (12) months prior to consummation of such successor’s acquisition of Seller or any of the Related Institutions, as applicable (a “Preexisting Presence”).  Nothing in the preceding sentence will release such a successor from the agreements and covenants contained in this Section 10.16 if such successor did not have a Preexisting Presence.  In the event such successor subsequently acquires a bank or bank holding company that has a Preexisting Presence, such successor may continue the operations of such bank or bank holding company in the Local Service Area without regard to the provisions of this Section 10.16.  The Seller hereby acknowledges and agrees that the Buyer will be irreparably damaged if the provisions of this Section 10.16 are not specifically enforced.  Accordingly, the Buyer shall be entitled to an injunction restraining any violation of this Section 10.16 by the Seller or any successor to the Seller (without any bond or other security being required), or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that the Buyer may have at law or in equity.

10.17       Books and Records.  The Buyer shall allow the Seller and its authorized agents and representatives to inspect any of the Records for any proper purpose during regular business hours after the Closing Date upon reasonable notice to the Buyer (which notice shall specify the purpose of such inspection), and the Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, however, that all information, including copies of books and records, obtained by the Seller from the Buyer pursuant to this Section shall be and remain confidential information known to the Seller or otherwise contained in the Seller’s books and records.  The Buyer shall maintain all material books and records relating to the Assets, the Liabilities and the business of the Branch for a period that is not less than the greater of (i) the period required by applicable law, rule or regulation or (ii) three (3) years from the Closing Date.

10.18       Optical Disk Records.  After the Closing Date, the Seller shall provide research assistance, on a case-by-case basis, with respect to the Assets and Liabilities, to the extent the Records are only available as Optical Disk Records.  The Seller will use commercially reasonable efforts to comply with each research request made by the Buyer on a timely basis, and the Seller agrees to provide such research at no cost to the Buyer until the first anniversary of the Closing Date; thereafter, the Buyer will reimburse the Seller for reasonable search costs incurred.

10.19       Taxes.  The Buyer shall be responsible for the payment of all taxes (including transfer taxes), recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets; except that the Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to the Seller arising out of this transaction.  The Seller shall cooperate with the Buyer in the Buyer’s efforts to minimize all taxes and fees payable by the Buyer, if any, as a result of the transactions contemplated by this Agreement, provided that the Seller can do so without incurring any out-of-pocket costs or expenses.

ARTICLE 11

EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with employees of the Branch regarding employment after the Closing:

11.1         Notice to Employees and Information.  With respect to all employees of the Seller affiliated with the Branch (“Branch Employees”), as soon as reasonably practicable, but no later than ten (10) days after the date hereof, the Seller shall notify each Branch Employee that the Seller and the Buyer have entered into an agreement with respect to the Buyer’s acquisition of the Branch.  The Seller shall also furnish to the Buyer within such time period a schedule containing the name of each Branch Employee, such Branch Employee’s salary and benefits, and a synopsis of each Branch Employee’s tenure with the Seller and any other information reasonably requested by the Buyer with respect to such Branch Employee.

11.2         Offer of Employment.  The Buyer shall consider for employment all Branch Employees in substantially their then current positions with remuneration not less than current levels and benefits generally equivalent to current levels, provided that nothing herein shall require the Buyer to consider any Employee for subsequent employment, nor shall anything herein prohibit the Buyer from subsequently deciding to terminate any Assumed Employee (defined below) for any reason.  No later than fifteen (15) days prior to the Closing Date, the Buyer will offer employment to each of the Branch Employees at their salaries as of the date of this Agreement, except for those Branch Employees set forth on Schedule 11.2.  To the extent permitted by applicable law, the period of service with the Seller of each Branch Employee who accepts employment with the Buyer (each an “Assumed Employee”) shall be recognized only for vesting and eligibility purposes under the Buyer’s benefit plans.  The Buyer shall permit each of the Assumed Employees to participate in the same health, vacation and other benefits as the Buyer provides to its other employees, provided that the Buyer shall not be obligated by this Agreement to make any contribution to any plan or program on behalf of any of such employees, with respect to any period prior to the Closing.  Pre-existing condition restrictions of the Buyer’s health plan shall be waived with regard to the Assumed Employees; provided, however, that to the extent a pre-existing exclusion applied to such Assumed Employee under the Seller’s health plan, such pre-existing condition exclusion shall continue to apply under the Buyer’s health plan to the extent provided under the terms of the Buyer’s plan.  If an Assumed Employee become a participant in the Buyer’s health plan during a plan year of the Seller’s health plan that has not been completed, the Assumed Employee shall receive credit toward the deductibles and out-of- pocket maximums in the Buyer’s health plan for those expenses incurred under the Seller’s health plan for that year.  All sick leave and disability leave accrued and not used by an Assumed Employee prior to the Closing Date shall be maintained by the Buyer after the Closing Date.  For purposes of determining each Assumed Employee’s vacation benefit with the Buyer for the year in which the Effective Time occurs under the Buyer’s vacation program, any vacation taken by an Assumed Employee while employed with the Seller preceding the Closing Date for the year in which the Effective Time occurs will be deducted from the total buyer vacation benefit for which such Assumed Employee is eligible for such year under the Buyer’s vacation program.  After the Closing Date, Assumed Employees will be employed on an at-will basis by the Buyer.  It is further provided that in no way shall the Buyer be liable for any claims of that any Assumed

Employee may have against the Seller, and the Buyer may request a release from each Assumed Employee with respect thereto.

11.3         Costs of Termination.  The Seller shall pay any and all costs (including, without limitation, severance pay and accrued vacation pay) associated with termination of any Branch Employee other than an Assumed Employee.

11.4         Communications.  The Buyer and the Seller shall coordinate all communications to Branch Employees; provided, however, this paragraph shall not be construed to require the Buyer and the Seller to act jointly at any time.

11.5         The Seller’s Retention of Liabilities.  The Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health, disability and retirement benefits), for any claims incurred by any Branch Employee prior to the Effective Time.  The Buyer shall not at any time assume any liability for the benefits of any Branch Employee under any of the Seller’s benefit plans.  The Seller shall be responsible for providing any Branch Employee whose “qualifying event,” within the meaning of section 4980B(f)(3) of the Code, occurs on or prior to the Effective Time (and such Branch Employee’s “qualified beneficiaries” within the meaning of section 4980B(g)(1) of the Code) with the continuation of group health coverage required by section 4980B(f) of the Code under the terms of the health plan maintained by the Seller.

11.6         No Third Party Beneficiaries.  Nothing in this Article is intended, nor shall it be construed, to confer any rights or benefits upon any person other than the Buyer and the Seller.

ARTICLE 12

TERMINATION AND ABANDONMENT

12.1         Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A.            By the mutual consent of the Seller and the Buyer;

B.            By either the Buyer or the Seller, if the Closing has not occurred by May 31, 2009, or such other date as the Seller and the Buyer shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

C.            By the Buyer if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, the Buyer that, in the good faith judgment of the Buyer, after consultation with counsel and the Seller, makes it inadvisable to proceed with such transaction;

D.            By the Seller if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, the Buyer that, in the good faith judgment of the Seller, after consultation with counsel and the Buyer, makes it inadvisable to proceed with such transaction;

E.             By the Buyer if there shall have been any Material Adverse Change since June 30, 2008;

F.             By the Buyer if it determines in its reasonable discretion that any approval required to be obtained from any governmental authority or agency in order to consummate the transactions contemplated by this Agreement will not be obtained in a timely fashion or if any such approval is obtained subject to restrictions or conditions on the operations of the Buyer that are unacceptable in the reasonable discretion of the Buyer;

G.            By the Buyer in the event of a breach by the Seller of the representations and warranties given in Section 3.1, 3.2, or 3.6 of this Agreement or of any agreement contained herein (other than a breach of the Seller’s obligations under Section 5.14B) that is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the Seller; provided, however, that termination pursuant to this provision shall not relieve the Seller of liability for such breach;

H.            By the Seller in the event of a material breach by the Buyer of any representation, warranty or agreement contained herein that is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the Buyer; provided, however, that termination pursuant to this provision shall not relieve the Buyer of liability for such breach; or

I.              By the Buyer if the Seller breaches its obligations under Section 5.14B of this Agreement.

12.2         Notice of Termination.  The power of termination provided for by Section 12.1 may be exercised only by a notice given in writing, as provided in Section 13.4.

12.3         Effect of Termination.  Subject to the provisions of Section 12.4 below, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 12.1, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for (a) liability of a party for expenses pursuant to Section 13.11, and (b) the provisions of Sections 2.2, 11.4, and 13.5 shall remain applicable; provided, however, a termination of this Agreement shall not defeat or impair the right of any party to pursue such relief as may otherwise be available to it on account of any willful breach of this Agreement or any of the representations, warranties, covenants or agreements contained in this Agreement.

12.4         Termination Payment.  Provided that the Buyer shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured within 30 days following written notice thereof by the Seller (specifying in reasonable detail the basis of such alleged breach)), if the Buyer terminates this Agreement pursuant to the provisions Section 12.1I or if this Agreement is otherwise terminated following the Seller’s breach of its obligations under Section 5.14B of this Agreement, the Seller shall pay to the Buyer $250,000 as liquidated damages for the Seller’s breach of this Agreement.  Such payment shall be paid by the Seller to the Buyer within five (5) business days following termination of this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1         Entire Agreement.  This Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

13.2         Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement.

13.3         Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

13.4         Notices.  Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally, by overnight courier service, sent by mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective upon the earlier of actual receipt or refusal.  The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section.  All communications must be in writing and addressed as follows:

If to the Seller:	The Peoples Bank
1793 Highway 138 SE
Conyers, Georgia 30013
	Attn:	Doug Harper
	Facsimile:	(770) 761-1000

With a copy to:	Powell Goldstein LLP
One Atlantic Center- 14th Floor
1201 W. Peachtree Street, NW
Atlanta, Georgia 30309
	Attn:	James C. Wheeler
	Facsimile:	404.572.6999

If to the Buyer:	Citizens Trust Bank
75 Piedmont Avenue, Northeast

	Atlanta, Georgia 30303
	Attn:	Cynthia Day
	Facsimile:	404.575.8311

With a copy to:	Hunton & Williams
	111 Congress Avenue, Suite 1800
	Austin, Texas 78701
	Attn:	Chet A. Fenimore
		Jonathan S. Hightower
	Facsimile:	512.542.5049

13.5         Binding Effect.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person.  Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

13.6         Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to its conflicts of laws principles.

13.7         Attorneys’ Fees and Costs.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

13.8         Severability.  In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

13.9         Assignability.  No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party.  Any assignment made or attempted in violation of this Section shall be void and of no effect.

13.10       Rules of Construction.  All sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement.  Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement.  The exhibits and schedules to this Agreement referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.  The word “or” is used in the inclusive sense.

13.11       Expenses.  The Seller shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees), and the Buyer shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees), in connection with this Agreement and the consummation of the transactions contemplated hereby.

13.12       Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.  Such action shall be evidenced by a signed written notice given in the manner provided in Section 13.4.  No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 13.4) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

13.13       Specific Performance.  Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

13.14       Public Disclosure.  The Seller and the Buyer will consult with each other regarding the content of any press release or other public disclosure concerning the transactions contemplated by this Agreement and obtain the prior written approval of the other party hereto; provided, however, that notwithstanding anything else contained in this Section, the Seller and the Buyer shall be permitted to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations.

13.15       Confidential Information.  Except as may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 7.3, the Seller and the Buyer will treat as confidential any information related to the transactions described herein obtained from any other party.  The Seller and the Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein.  The term “information” does not include any information to the extent that it, (a) at the time of disclosure or thereafter, is generally available to and known by the public, (b) was available on a nonconfidential basis from a source other than the Seller or the Buyer, or (c) was independently acquired or developed without violating any laws or obligations under this Agreement.

13.16       Waiver of Jury Trial; Dispute Resolution.

A.            Each of the parties to this Agreement knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury with respect to any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any schedule or exhibit hereto, or any course of conduct, course of dealing, or statements (whether verbal or written) relating to the foregoing.  This provision is a material inducement for the parties hereto to enter into this Agreement.

B.            The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations.  A party shall give the other party written notice of any dispute not resolved in the normal course of business.

C.            No party shall have any liability for lost profits or punitive damages with respect to any claim arising out of or relating to this Agreement.  The sole recourse and remedy of a party hereto for breach of this Agreement by any other party hereto shall be against such other party and its assets, and no officer, director, employee, stockholder or affiliate of any party shall be liable at law or in equity for the breach by such party of any of its obligations under this Agreement.

13.17       Time of the Essence.  The Buyer and the Seller agree that time shall be of the essence of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

The Buyer:

CITIZENS TRUST BANK

By:	/s/ James E. Young
James E. Young
President & Chief Executive Officer

The Seller:

THE PEOPLES BANK

By:	/s/ Garry Anderson
Garry Anderson
President & Chief Executive Officer

Exhibit A

Closing Settlement Amounts

1. Deposits	$
2. Accrued Interest on Deposits	$
3. Accrued Expenses	$
4. Subtotal		$

Less the Sum of:

5. Overdrafts	$
6. Cash on Hand	$
7. Prepaid Expenses	$
8. Fair Market Value of Real Property	$
9. Book Value of Personal Property	$
10. Premium, as adjusted	$
11. Subtotal		$

Estimated net payment by the Seller (Subtotal 4 less Subtotal 11)		$

Exhibit B

Upon recording return to:

John A. Decker, Esquire

Hunton & Williams

Bank of America Plaza

Suite 4100

600 Peachtree Street

Atlanta, Georgia 30308-2216

LIMITED WARRANTY DEED

THIS INDENTURE, made this          day of                            2008, by and between THE PEOPLES BANK, a Georgia state bank (hereinafter referred to as “Grantor”) and CITIZENS TRUST BANK, a Georgia state bank (hereinafter referred to as “Grantee”).

W I T N E S S E T H:

That for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Grantor has granted, bargained, sold, assigned, transferred and conveyed and does hereby grant, bargain, sell, assign and transfer and convey to Grantee, its successors and assigns, all of that certain tract or parcel of land being more particularly described in Exhibit “A” attached hereto and by this reference made a part hereof (hereinafter referred to as the “Property”).

TO HAVE AND TO HOLD said Property, together with all and singular the rights, members, and appurtenances thereof, to the same being, belonging or in anywise appertaining to the only proper use, benefit and behoof of Grantee and the successors and assigns of Grantee, forever, IN FEE SIMPLE.

The Property is conveyed subject to those matters set forth on Exhibit “B” attached hereto and by this reference made a part hereof.

Grantor shall warrant and forever defend the title to said Property, unto the Grantee, its successors and  assigns, against the lawful claims of all persons claiming by, through or under Grantor, except as to those matters set forth on Exhibit “B” attached hereto.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal on the day, month and year first above written.

Signed, sealed and delivered in the presence of:	“GRANTOR”

THE PEOPLES BANK, a Georgia state bank

Unofficial Witness
By:
Name:
Title:
Notary Public
[CORPORATE SEAL]
My Commission Expires:

[AFFIX NOTARIAL SEAL]

Exhibit “A”

Legal Description

Exhibit “B”

Permitted Encumbrances

[1.                                   Ad valorem taxes

2.                                       Matters of Public Record

3.                                       Matters disclosed in survey

All to be replaced with specific matters disclosed in due diligence.]

Exhibit C

BILL OF SALE

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, and the further consideration of the mutual promises and covenants set out herein and in that certain Purchase and Assumption Agreement dated as of December 10, 2008 (the “P&A Agreement”) by and between Citizens Trust Bank, a Georgia state bank having its main office in Atlanta, Georgia (the “Buyer”), and The Peoples Bank, a Georgia state bank having its main office in Conyers, Georgia (the “Seller”) (capitalized terms not otherwise defined herein have the meanings given them in the P&A Agreement), the receipt and sufficiency of which consideration are hereby acknowledged, the Seller hereby SELLS, CONVEYS, ASSIGNS AND TRANSFERS unto the Buyer, all right, title and interest in and to the following personal property, free and clear of any liens or claims by, through, or under the Seller:

1.                                       All Cash on Hand.

2.                                       All Overdrafts.

3.                                       The personal property described on Schedule 1 attached hereto.

4.                                       All rights of the Seller under the Safe Deposit Contracts, to the extent assignable.

5.                                       All rights of the Seller under the Assumed Contracts.

6.                                       All rights of the Seller under express or implied warranties given or made in connection with the Assets, to the extent assignable.

7.                                       All Records relating to the Assets and the Liabilities, other than the Optical Disk Records.

The Seller warrants that it is the lawful owner in every respect of all of the Assets transferred hereby and that such Assets are free and clear of all liens, security agreements, encumbrances, claims, demands, and charges of every kind whatsoever by, through, or under the Seller.  This Bill of Sale and the rights and obligations of the parties hereto are further subject to the terms and conditions of the P&A Agreement, including all pertinent representations and warranties made by the Seller therein.

The Seller hereby binds itself and its successors and assigns to warrant and defend the title to the Assets herein conveyed to the Buyer and its successors and assigns, forever against every person lawfully claiming such Assets or any part thereof by, through, or under the Seller.

The Seller agrees to take such further actions, and to execute such further documents and instruments as may be necessary or reasonably required in order to consummate fully the transaction set out herein.

EXECUTED as of the        day of                   , 2009.

THE PEOPLES BANK

By:
Name: Garry Anderson
Title: President and Chief Executive Officer

Schedule 1

Personal Property

Exhibit D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is made and entered into by and between Citizens Trust Bank, a Georgia state bank having its home office in Atlanta, Georgia (the “Buyer”), and The Peoples Bank, a Georgia state bank having its home office in Conyers, Georgia (the “Seller”), effective as of the Effective Time of Closing (as defined herein), in light of the following recitals:

R E C I T A L S:

WHEREAS, the Seller and the Buyer heretofore entered into that certain Purchase and Assumption Agreement dated as of December 10, 2008 (the “P&A Agreement”) pursuant to which, among other agreements, the Buyer has agreed to acquire certain of the assets and to assume certain of the liabilities of the Seller.  All capitalized terms not defined in this Agreement shall have the same meaning ascribed to them in the P&A Agreement.

NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the P&A Agreement, and to effectuate the agreements of the Seller and the Buyer set forth therein, the parties hereto hereby agree as follows:

1.                                       Assignment and Assumption of Certain Liabilities.  Subject to the further provisions of this Section 1, the Seller hereby assigns and transfers to the Buyer all of the Seller’s rights, title and interest in and to the following liabilities and obligations (collectively, the “Liabilities”), and the Buyer hereby assumes all of such Liabilities, as of 11:59 p.m. on                   , 2009 (the “Effective Time of Closing”), in respect of all liabilities, duties and obligations of Seller under:

A.                                   The Deposits and Accrued Interest.

B.                                     All liabilities, duties and obligations of the Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts.

C.                                     All liabilities, duties and obligations of the Seller under the Assumed Contracts.

The Buyer hereby accepts the transfer of all IRA Deposits to Buyer, and the Seller hereby appoints the Buyer, and the Buyer accepts appointment as, the successor custodian under all IRA Deposits.

The Buyer hereby succeeds to all obligations and liabilities of the Seller to the extent included among the Liabilities as of the Effective Time of Closing, and the Buyer hereby assumes, and agrees to pay for, perform and discharge, as and when due and payable, all of the Liabilities, and the Buyer hereby succeeds to all rights, offsets and defenses of the Seller in connection therewith.

2.                                       Scope of Assumption. Notwithstanding anything contained herein or in the P&A Agreement that may be or may appear to be to the contrary, the Buyer does not assume and shall not have any liability for any debts, liabilities or obligations of the Seller of any kind whatsoever except as specifically set forth in this Agreement or the P&A Agreement.  In the event the terms and provisions of this Agreement conflict with the terms and provisions of the P&A Agreement, the terms and provisions of the P&A Agreement shall be controlling.

3.                                       No Third Party Beneficiaries.  This Agreement shall not create in any third parties (including, but not limited to, deposit account holders or borrowers):  (a) any rights or remedies against Buyer that such parties did not have against the Seller prior to the execution and delivery of this Agreement with respect to the debts, liabilities or obligations specifically assumed herein; or (b) any claims against the Buyer with respect to any liability of Seller under the Assets or Deposits arising on or prior to the close of business on the date hereof.

4.                                       Incorporation of Provisions from the P&A Agreement.  Notices to the parties shall be in accordance with the notice provisions of the P&A Agreement and all other terms and provisions of the P&A Agreement shall be applicable to this Agreement except to the extent inconsistent with a specific provision of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereto duly authorized, all as of the day and year first above written.

CITIZENS TRUST BANK

By:
James E. Young
President

THE PEOPLES BANK

By:
Garry Anderson
President and Chief Executive Officer